Exhibit 23.2

Consent of Independent Registered Public Accounting

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-121106) of Aleris International, Inc. of our report dated June 22, 2004 relating to the financial statements of Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan at December 31, 2003, which appear in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky

June 28, 2005